CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of the Colonial Small Cap Value Fund, Variable Series, Colonial Strategic Income Fund, Variable Series, Columbia High Yield Fund, Variable Series, Columbia International Fund, Variable Series, Liberty Growth & Income Fund, Variable Series, Liberty S&P 500 Index Fund, Variable Series, and Liberty Select Value Fund, Variable Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 11, 2005